Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Techpoint, Inc.

San Jose, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 7, 2017, relating to the consolidated financial statements of Techpoint, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Jose, California

September 15, 2017